EXHIBIT 2










                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG

                       AUG CORP., a Delaware corporation,

                  AUG ACQUISITION CORP., a Florida corporation,

           SYNTHESYS SECURE TECHNOLOGIES, INC., a Florida corporation,

                                       and

           CERTAIN SHAREHOLDERS OF SYNTHESYS SECURE TECHNOLOGIES, INC.

                                 JANUARY 4, 2002

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of January 4, 2002, by and among AUG CORP., a Delaware corporation ("AUG"), AUG ACQUISITION CORP., a Florida corporation and wholly owned subsidiary of AUG ("Acquisition Sub"), SYNTHESYS SECURE TECHNOLOGIES, INC., a Florida corporation ("STI") and PETER LETIZIA and HAROLD FITCH (each a "Seller" and collectively the "Sellers"). AUG, Acquisition Sub, and STI are sometimes hereinafter referred to collectively as the "Companies," or individually as a "Company,"

         WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that STI be acquired by and become a wholly owned subsidiary of AUG and, in furtherance thereof, the Boards of Directors of the Companies have approved, as applicable, the merger of Acquisition Sub with and into STI, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Acquisition Sub shall be merged (the "Merger") with and into STI, with STI being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of Acquisition Sub shall thereupon cease. The Merger shall have the effects set forth in the Florida Business Corporation Act (the "FBCA").

         1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the completion of the later of the filing of properly executed Articles of Merger with the Secretary of State of the State of Florida, which shall be made on the Closing Date after satisfaction of the conditions set forth in Article VIII.

                                   ARTICLE II.

                        AUG AND THE SURVIVING CORPORATION

         2.1 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of STI shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended and restated at the Effective Time to read in their entirety substantially the same as the Articles of Incorporation of Acquisition Sub (with the name of STI being substituted for that of Acquisition Sub).

         2.2 Bylaws of the Surviving Corporation. The Bylaws of Acquisition Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         2.3 Directors and Officers of the Surviving Corporation.

                  (a) The directors of STI at the Effective Time shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law. The directors shall be listed on Schedule 2.3(a).

                  (b) The individuals named on Schedule 2.3(b) shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III.

                              CONVERSION OF SHARES

         3.1 Exchange Ratio. At the Effective Time and subject to Section 7.14, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) The shares of common stock of STI ("Share") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in Section 3.7 below and Shares held by AUG or any subsidiary of AUG, if any), shall be converted at the Effective Time into an aggregate of 5,350,259 shares of restricted common stock of AUG shares ("AUG Shares").

                  (b) At the Effective Time, all Shares of STI (other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares or shall thereafter represent the AUG Shares and AUG Warrants, into which such Shares of STI have been converted. Certificates representing Shares of STI shall be exchanged for certificates representing whole AUG Shares.

                  (c) If, prior to the Effective Time, AUG should split or combine the AUG Shares, or pay a stock dividend or other stock distribution in, AUG Shares, then the STI Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend, or other distribution.

                  (d) Each Share of STI held in treasury (or a subsidiary, as such term is defined in Article IV hereof) and each such Share held by AUG or any subsidiary of AUG immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no AUG Shares shall be issued in exchange therefor.

                  (e) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation of the Merger.

         3.2 Exchange of Shares.

                  (a) As of the Effective Time, each holder of Shares (other than Excluded Shares) shall, upon surrender of one or more certificates representing such Shares for cancellation to AUG's transfer agent, be entitled to receive certificates representing the number of AUG Shares into which such Shares are converted in the Merger. The AUG Shares into which the Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into AUG Shares pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Companies may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing AUG Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole AUG Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article III.

                  (c) In the event that any stock certificate representing Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed, AUG shall issue or cause to be issued in exchange for such lost, stolen, or destroyed certificate the number of AUG Shares into which such shares are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of AUG may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to give AUG a bond in such sum as it may direct as indemnity, or such other form of indemnity as it shall direct, against any claim that may be made against AUG with respect to the certificate alleged to have been lost, stolen, or destroyed.

         3.3 Stock Options, Warrants, Debentures and other Agreements. As of the Effective Time, any stock options, warrants, convertible securities, or other contractual commitments or agreements of any kind to purchase or issue Shares that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further shareholder approval) shall terminate as of the Effective Time, and prior to the Effective Time, STI shall take or cause to be taken all necessary actions to ensure that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire any equity securities of STI, the Surviving Corporation, any subsidiary thereof or AUG. The Options listed on Schedule 3.3 shall be converted into shares of AUG and 577,179 options shall be made available to employees on a going forward basis.

         3.4 Dividends; Transfer Taxes. No dividends that are declared on AUG Shares shall be paid to persons entitled to receive certificates representing AUG Shares until such persons surrender their certificates representing Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such AUG Shares shall be issued any dividends which shall have become payable with respect to such AUG Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any AUG Shares are to be issued in a name other than that in which the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such AUG Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any AUG Shares or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

         3.5 No Fractional Securities. No certificates or scrip representing fractional AUG Shares or AUG Warrants shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split-up, or other change in the capital structure of AUG shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a AUG Share upon surrender of stock certificates for exchange pursuant to this Article III shall be adjusted to the next highest share or warrant.

         3.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of STI shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing AUG Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Shares to be exchanged for AUG Shares pursuant to this Agreement shall cease to have any rights as stockholders of STI except for the right to surrender such stock certificates in exchange for AUG Shares as provided hereunder.

         3.7 Dissenting Shares. If holders of Shares are entitled to dissent from the Merger and demand appraisal of any such Shares in accordance with the provisions of the FBCA concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Holders"), any Shares held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the FBCA, as the case may be; provided, however, that each Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such Shares, in either case pursuant to the FBCA, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive AUG Shares in accordance with the STI Exchange Ratio, as applicable.

         3.8 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Atlas Pearlman, P.A., Suite 1700, 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, no later than December 31, 2001, at 10:00 a.m., local time.

         3.9 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either AUG or STI, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of each, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES OF STI

         As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to AUG, Acquisition Sub, or STI, as the case may be, a Material Adverse Effect on the business, assets, results of operations, or financial condition of such party and its subsidiaries taken as a whole, or in the ability of such party to perform its obligations hereunder, including, but not limited to, any event resulting in, or that could reasonably result in, a change of greater than 10% in any number in any of the parties' financial statements, and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

         STI represents and warrants, with respect to itself and its subsidiaries, except as disclosed to AUG in the STI Schedule of Exceptions (the "STI Schedule"), attached hereto and incorporated herein by this reference, as follows:

         4.1 Organization. Each of STI and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of STI and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

         4.2 Capitalization. As of the date hereof, the authorized capital stock of STI and each of its subsidiaries is as set forth in Schedule 4.2. As of the date hereof, the number of capital stock of STI which are issued and outstanding is as set forth in Schedule 4.2. All of the issued and outstanding shares of capital stock of STI are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of STI or any agreement by which STI or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Schedule 4.2, there are not as of the date of this Agreement any shares of capital stock of STI issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating STI to issue, transfer, or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of STI may vote ("Voting Debt") were issued and outstanding.

         4.3 Authority Relative to this Agreement. STI has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by STI and the consummation by STI of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for approval by the requisite votes cast by STI's stockholders, no other corporate proceedings on the part of STI are necessary to approve this agreement or the transactions contemplated hereby [meeting or consent].

         4.4 Consents and Approvals; No Violations. Except for filing and recordation of a Certificate of Merger under the FBCA, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by STI of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by STI, nor the consummation by it of the transactions contemplated hereby, nor compliance by STI with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of STI, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which STI or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to STI, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

         4.5 Financial Statements. The unaudited balance sheet dated September 30, 2001 for the nine months ended (the "Interim Balance Sheet") fairly present in all material respects the consolidated financial position of STI and its subsidiaries as of the respective dates thereof, and the other related statements included therein fairly represent in all material respects the results of operations and cash flows of STI and its subsidiaries for the nine months ended September 30, 2001.

         4.6 Absence of Certain Changes or Events. Since November 30, 2001, neither STI nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 6.1(b), 6.1(c), or 6.1(d) hereof; (b) incurred any liability material to STI and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (c) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of STI or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or (d) subsequent to the date hereof, except as permitted by

Section 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

         4.7 Litigation. As of the date of this Agreement, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or, to the best knowledge of STI, threatened against or involving STI or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against STI or any of its subsidiaries; and (iii) STI and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them.

         4.8 Contracts.

                  (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which STI or any of its subsidiaries is a party that relates to or affects the assets or operations of STI or any of its subsidiaries or to which STI or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of STI and in full force and effect (with respect to STI or such subsidiary). Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in the STI Schedule 4.8, there are no existing defaults by STI or any of its subsidiaries thereunder or, to the knowledge of STI, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition, or occurrence exists, that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default by STI or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

                  (b) As of the date of this Agreement neither STI nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) non-competition or similar agreements that restricts STI or its subsidiaries from engaging in a line of business; (iv) agreement with any executive officer or other employee of STI or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving STI of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000; (v) agreement with respect to any executive officer of STI or any subsidiary providing any term of employment beyond one year or compensation guaranty in excess of $50,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

         4.9 Employee Benefit Plans.

                  (a) Disclosed in Schedule 4.9 is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by STI or pursuant to which STI or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with STI would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is still potentially liable for payments, benefits, or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement, and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to AUG. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multi-employer plan," as defined in Section 3(37) of ERISA).

                  (b) Each of the Benefit Plans that are subject to ERISA are in compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified; and no event has occurred, and to STI's knowledge, there exists no condition or set of circumstances, in connection with which STI or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

                  (c) All contributions or other amounts payable by STI or its subsidiaries through September 30, 2001 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of STI made available to AUG. Any contributions or other amounts payable by STI or its subsidiaries for periods between September 30, 2001 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or shall be either paid or accrued in the normal course of business on the books and records of STI at or prior to the Effective Time. There are no pending, or, to the best knowledge of STI, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

                  (d) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA,
(iii) deferred compensation benefits accrued as liabilities on the books of STI or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

         4.10 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on STI or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. STI has filed or caused to be filed timely all federal, state, local, and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a "Tax Affiliate"). Such returns, reports, and other information are accurate and complete. STI has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither STI nor any of its Tax Affiliates has any liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither STI nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. The Internal Revenue Service or comparable state agencies have never audited STI's federal and state income tax returns.

         4.11 Compliance With Applicable Law. STI and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of STI and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to STI or any of its subsidiaries.

         4.12 Subsidiaries. Schedule 4.12 lists all the subsidiaries of STI as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by STI or one of such wholly-owned subsidiaries; (ii) fully paid and non-assessable; and (iii) owned by STI or one of such wholly owned subsidiaries free and clear of any claim, lien, or encumbrance.

         4.13 Labor and Employment Matters. (a) STI and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of STI, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of STI is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to STI or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against STI or any of its subsidiaries;
(d) no union representation question or union organizational activity exists respecting the employees of STI or any of its subsidiaries; (c) no collective bargaining agreement exists which is binding on STI or any of its subsidiaries;
(f) neither STI nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty; and (g) in the event of termination of the employment of any of the current officers, directors, employees, or agents of STI or any of its subsidiaries, neither STI nor any of its subsidiaries shall pursuant to any agreement or by reason of anything done prior to the Effective Time by STI or any of its subsidiaries be liable to any of said officers, directors, employees, or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

         4.14 Intellectual Property.

                  (a) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) does not have or could not reasonably be expected to have a Material Adverse Effect:

                           (i) STI and each of its subsidiaries owns, or is
licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted. Schedule 4.14 lists all Intellectual Property owned by STI;

                           (ii) no claims are pending or, to the best knowledge
of STI, threatened that STI or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to STI or any of its subsidiaries and, to the best knowledge of STI, there are no valid grounds for any such claims;

                           (iii) no person is infringing on or otherwise
violating any right of STI or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to STI or any of its subsidiaries;

                           (iv) there are no valid grounds for any claim
challenging the ownership or validity of any Intellectual Property owned by STI or any of its subsidiaries or challenging STI's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it; and

                           (v) all patents, registered trademarks, service
marks, and copyrights held by STI and each of its subsidiaries are valid and subsisting.

                  (b) For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

         4.15 Insurance. As of the date hereof, STI and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring STI or any of its subsidiaries or their respective businesses, assets, employees, officers, and directors are in full force and effect. There are no claims by STI or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The STI Schedule lists all insurance policies of STI and its subsidiaries.

                  The Company acknowledges that each Certificate representing a AUG Share AUG warrant and the AUG shares issuable upon exercise of the AUG Warrants, shall contain a restrictive legend representing that the Shares have not been registered under the Securities Act. The Shares may not be sold or offered for sale or otherwise distributed without an effective registration statement for the Shares under the Securities Act or an opinion of counsel satisfactory to AUG that such registration is not required as the sale offer or distribution thereof.

         4.16 Shareholder Approval. Attached hereto as Schedule 4.16, is the consent of certain STI shareholders (holding in excess of 51% of the outstanding shares) to this Agreement and the transactions reflected hereby.

                                   ARTICLE V.

                      REPRESENTATIONS AND WARRANTIES OF AUG

         AUG and Acquisition Sub jointly and severally represent and warrant, with respect to themselves and their subsidiaries, except as disclosed to STI in the AUG/Acquisition Sub Schedule of Exceptions (the "AUG/Acquisition Sub Schedule"), attached hereto and incorporated herein by this reference, as follows:

         5.1 Organization. Each of AUG and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of AUG and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

         5.2 Capitalization. As of the date hereof, the authorized capital stock of AUG and its subsidiaries is as set forth in Schedule 5.2 of the AUG/Acquisition Sub Schedule. As of the date hereof, the number of AUG Shares which are issued and outstanding is as set forth in Section 5.2 of the AUG/Acquisition Sub Schedule. No preemptive rights or similar rights created by statute, the Articles of Incorporation, Bylaws or any contract is binding or is applicable to AUG or Acquisition Sub. Except (a) as set forth above or, (b) as disclosed in Schedule 5.2 of the AUG/Acquisition Sub Schedule, there are not as of the date of this Agreement any shares of capital stock of AUG issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating AUG to issue, transfer, or sell any shares of its capital stock outstanding.

         5.3 Authority Relative to this Agreement. AUG and Acquisition Sub have the corporate power to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by AUG and Acquisition Sub and the consummation by AUG and Acquisition Sub of the transactions contemplated hereby have been duly authorized by their respective Boards of Directors, no other corporate proceedings on the part of AUG or Acquisition Sub are necessary to approve this Agreement or the transactions contemplated hereby.

         5.4 Consents and Approvals; No Violations. Except if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of Articles of Merger under the FBCA, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by AUG and Acquisition Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by AUG and Acquisition Sub, nor the consummation by them of the transactions contemplated hereby, nor compliance by AUG and Acquisition Sub with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of AUG or Acquisition Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any fight of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which AUG or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to AUG, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

         5.5 Financial Statements. The audited balance sheet dated December 31, 2000, for the year ended, and the unaudited financial statements dated September 30, 2001, for the nine months ended (the "Interim Balance Sheet") included in AUG's periodic reports as filed with the Securities and Exchange Commission fairly present in all material respects the consolidated financial position of AUG and its subsidiaries as of the date thereof, and the other related statements included therein fairly represent in all material respects the results of operations and cash flows of AUG and its subsidiaries for the respective periods.

         All reports filed by AUG with the Securities and Exchange Commission since September 30, 2001, contain all material information relating to AUG and its operations and financial condition as of their respective dates, which information is required to be disclosed therein. Since the date of the financial statements included in such reports, and except as modified in the AUG Disclosure Schedule hereto, there has been no material adverse change in AUG's business, financial condition or affairs not disclosed in such reports. The reports do not contain any untrue statement of material fact or omit the statement of a material fact in light of the circumstances when made, require to be stated therein and necessary to make the statements therein not misleading.

                                   ARTICLE VI.

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1 Conduct of Business Pending the Merger. STI agrees on its own behalf and on behalf of its subsidiaries that, during the period from the date of this Agreement and continuing until the Effective Time:

                  (a) the respective businesses of STI and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                  (b) STI and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine, or reclassify any shares of its outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                  (c) STI and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver, or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise), except that STI may issue Shares required to be issued upon exercise of existing stock options, warrants, or similar plans, which options, warrants, plans, or commitments have been disclosed in writing to AUG in Schedule 6.1(c); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume, or prepay any indebtedness, liability, or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations any other person (other than a subsidiary); (v) make any loans, advances, or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

                  (d) STI shall preserve intact the business organization of STI and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this
Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement;

                  (e) STI and its subsidiaries shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

                  (f) STI and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of STI herein from becoming untrue or incorrect in any material respect.

         6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, STI agrees as to itself and its subsidiaries that, it shall not, without the prior written consent of AUG (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed to AUG in writing pursuant hereto) (a) enter into, adopt, or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, or other employee benefit plan, agreement, trust, plan, fund or other arrangement between STI and one or more of its officers, directors, or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers, or employees (including any such increase pursuant to any Compensation
Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment, or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program, or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or
(e) enter into or renew any contract, agreement, commitment, or arrangement providing for the payment to any director, officer, or employee of STI of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

         6.3 Legal Conditions to Merger. Each of AUG and STI shall, and shall cause their subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, and
(b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement.

         6.4 Advice of Changes. STI shall confer on a regular and frequent basis with AUG, report on operational matters and promptly advise AUG orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on STI or which would cause or constitute a material breach of any of the representations, warranties, or covenants of STI contained herein.

                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS

         7.1 Access and Information.

                  (a) STI shall afford to AUG and its financial advisors, legal counsel, accountants, consultants, and other representatives access during normal business hours throughout the period from the date hereof to the closing to all of its books, records, properties, facilities, personnel commitments, and records (including but not limited to Tax Returns) and, during such period, each shall furnish promptly all information concerning its business, properties, and personnel as AUG may reasonably request in order for AUG to fully investigate the business and affairs of STI prior to the Effective Time (the "Inspection").

                  (b) All information furnished by any company to another pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties shall hold any such information that is nonpublic in confidence.

         7.2 Acquisition Proposals. STI and its subsidiaries shall not, and shall use its best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants, and other agents and representatives (for purposes of this Section 7.2 only, being referred to as "Affiliates") not to, initiate, solicit, or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with any person other than AUG relating to, any acquisition, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). STI shall promptly notify AUG orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal. STI, it subsidiaries and Affiliates shall immediately discontinue any negotiations or discussions concerning any Acquisition Proposal.

         7.3 Public Announcements. So long as this Agreement is in effect, each Company agrees that it shall obtain the approval of the other party prior to issuing any press release and shall use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency.

         7.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

         7.5 Additional Agreements.

                  (a) Subject to the terms and conditions herein provided, including without limitation those set forth in Article VI, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

                  (b) Subject to the terms and conditions herein provided, including without limitation those set forth in Section 6.3 hereof, each Company shall cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders, and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

         7.6 Survival of Representations and Warranties. The respective representations and warranties of STI contained in this Agreement shall survive the Closing Date for a period of two years (the "Survival Period"), at the end of which Survival Period no claim may be made with respect to any such representation or warranty unless such claim shall have been asserted in writing to the Indemnifying Party during such period, except for the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.8, 4.9 and 4.10, which, in each case, shall survive indefinitely.

         The respective representations and warranties of AUG and Acquisition Sub contained in this Agreement shall survive the Closing Date for a period of two years (the

"Survival Period"), at the end of which Survival Period no claim may be made with respect to any such representation or warranty unless such claim shall have been asserted in writing to the Indemnifying Party during such period, except for the representations and warranties contained in Sections 5.1, 5.2, and 5.3, which, in each case, shall survive indefinitely.

         7.7 Indemnification.

                  (a) STI and Sellers hereby jointly and severally agree to indemnify and hold AUG, the Surviving Corporation and their officers, directors, affiliates, representatives, trustees, grantors, beneficiaries and agents, and any successors thereto (the "AUG Indemnitees"), harmless from any and all damages, losses, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of investigation and reasonable attorneys' and consultants' fees and expenses in connection with any action suit, or proceeding) (collectively, "Damages") incurred or suffered as a result of or arising out of: (i) the breach of any representation or warranty made by or on behalf of STI pursuant to Article IV of this Agreement or any other certificate or document delivered by STI pursuant to this Agreement, and (ii) the breach of any covenant or agreement made or to be performed by STI pursuant to this Agreement.

                  (b) AUG hereby agrees to indemnify and hold STI and its officers, directors, affiliates, representatives, trustees, grantors, beneficiaries and agents, and any successors thereto (the "STI Indemnitees") harmless from Damages incurred or suffered as a result of or arising out of (i) the breach of any representation or warranty made by AUG pursuant to Article V of this Agreement or any other certificate or document delivered by AUG pursuant to this Agreement; or (ii) the breach of any covenant or agreement made or to be performed by AUG pursuant to this Agreement.

                  (c) Any party seeking indemnification (the "Indemnified Party") from any other party (the "Indemnifying Party") with respect to any claim, demand, action, proceeding or other matter (the "Claim") pursuant to this
Section 7.7 shall promptly notify the Indemnifying Party in writing of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification.

                  (d) In the event that any third party notifies any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party of such Claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party, upon waiver of its right to contest the liability for which indemnification is being sought and demonstration by the Indemnifying Party of its financial ability to satisfy any resulting judgment to the reasonable satisfaction of the Indemnified Party, shall have the right to assume defense of the Claim if notice is given to the Indemnified Party within ten (10) days after receipt of notice of such Claim. If the Indemnifying Party assumes defense of the Claim as provided in the preceding sentence, then:

                           (i) The Indemnifying Party will diligently defend the
Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

                           (ii) The Indemnified Party may retain separate
co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel (a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party;

                           (iii) The Indemnified Party will not consent to the
entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnifying Party from liability shall not be deemed unreasonable); and

                           (iv) The Indemnifying Party will not consent to the
entry of any judgment or enter into any settlement, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnified Party from liability shall not be deemed unreasonable).

                  (e) If no Indemnifying Party notifies the Indemnified Party within ten (10) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

                  (f) The Indemnified Party shall be entitled to reimbursement of reasonable expenses included in Damages with respect to any Claim (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party; provided, however, that the Indemnified

Party shall undertake to repay any amounts arising solely from the fault of such Indemnified Party.

                  (g) The rights and remedies of the STI Indemnitees under this
Section 7.7 shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the STI Indemnitees or any of their respective representatives or agents.

                                  ARTICLE VIII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         8.1 Conditions to the Companies' Obligation to Effect the Merger. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by a writing signed by AUG, Acquisition Sub, and STI:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of STI in accordance with applicable law. [See prior question]

                  (b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of any Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

                  (c) Other than the filing of Articles of Merger with the Secretary of State for the State of Florida. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

                  (d) All the third party consents set forth in Section 4.8 shall have been obtained.

                  (e) AUG shall at Closing have invested $600,000 into the Surviving Corporation.

                  (f) AUG shall have issued 5,000,000 warrants to management of STI in the form of Exhibit 8.1(f).

                  (g) One designee of STI shall have been appointed to the Board of Directors of AUG.

         8.2 Conditions to Obligations of AUG. The obligations of AUG to carry out the transactions contemplated by this Agreement are subject, at the option of AUG, to the satisfaction, or waiver by AUG, of the following conditions:

                  (a) No proceeding which STI shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                  (b) Each STI stockholder shall have entered into 2 year lockup agreements with AUG restricting the resale of the AUG Shares held by them the form of which is attached as Exhibit 8.2(b) hereto.

                  (c) AUG shall have received an Officer's Affidavit from a duly authorized officer of STI attesting that STI's representations and warranties contained in the Agreement are true and correct as of the date of the Officer's Affidavit and that STI has performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants contained in the Agreement.

                  (d) There shall have not been a Material Adverse Effect on the business, prospects, financial or other condition of STI.

                  (e) Such other agreements as AUG or its counsel shall reasonably request.

         8.3 Conditions to Obligations of STI. The obligations of STI to carry out the transactions contemplated by this Agreement are subject, at the option of STI, to the satisfaction, or waiver by STI, of the following conditions:

                  (a) No proceeding which AUG shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                  (b) STI shall have received an Officer's Affidavit from a duly authorized officer of AUG attesting that AUG's representations and warranties contained in the Agreement are true and correct as of the date of the Officer's Affidavit and that AUG has performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants contained in the Agreement.

                                   ARTICLE IX.

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of STI:

                  (a) By mutual written consent of all of the Companies.

                  (b) By either AUG or STI if the Merger shall not have been consummated on or before December 31, 2001.

                  (c) By AUG or STI if there shall have been any material breach of a material obligation of the other hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied; provided, that such 10-day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default.

                  (d) By either AUG or STI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or any other action shall have become final and non-appealable.

                  (e) By either AUG or STI upon written notice to the other if any approval of the shareholders of STI required for the consummation of the Merger submitted for their approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof.

         9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company except for Section 7.4. Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

         9.3 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the shareholders of AUG, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extensions or waivers shall be in writing, executed by each of AUG and STI. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X.

                               GENERAL PROVISIONS

         10.1 Brokers. Each Company represents and warrants to the others that except for the Thornhill Group, no broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto, except as reflected in the STI Schedule 10.1 or the AUG/Acquisition Sub Schedule 10.1.

         10.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to AUG, to:   1900 Corporate Boulevard
                                            Suite 305W
                                            Boca Raton, FL 33431

                  (b)      If to STI, to:   Synthesys Secure Technologies, Inc.
                                            Suite B-16
                                            9045 La Fontana Boulevard
                                            Boca Raton, FL 33434

         10.3 Descriptive Headings. The headings contained in this Agreement are for reference Purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.

         10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the provisions thereof relating to conflicts of law.

         10.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.

         10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         10.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         10.9 Jurisdiction and Venue. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Florida. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Florida court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Florida court or to any claim that such Florida court is an inconvenient form.

         10.10 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         10.11 Consents. For purposes of any provision of this Agreement requiring, permitting, or providing for the consent of any or Company, the written consent of the Chief Executive Officer of a Company shall be sufficient to constitute such consent.

         IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


AUG CORP.,                                  SYNTHESYS SECURE TECHNOLOGIES, INC.,
a Delaware corporation                      a Florida corporation



By: /s/Laurence S. Isaacson                 By: /s/Peter Letizia
Name: Laurence S. Issacson                  Name: Peter Letizia
Title: President                            Title: President




AUG ACQUISITION CORP.,
a Florida corporation


By: /s/ Laurence S. Issacson
Name: Laurence S. Issacson
Title: President